EXHIBIT 99.2

YOUNG BROADCASTING INC. ANNOUNCES IMPLEMENTATION OF

$15 MILLION OF ANNUALIZED COST SAVINGS

FUTURE SAVINGS WILL REDUCE COSTS ANOTHER $4.5 MILLION

Management Transforms the Traditional Television Model

NEW YORK, February 21, 2008 — Young Broadcasting Inc. (“YBI”) (NASDAQ:YBTVA) today announced a streamlining of its station operations which will save the company an estimated $15 million on an annualized basis. The plan involves the use of new digital technologies and a comprehensive reexamination of what is necessary to deliver quality, locally oriented television broadcasting. When complete, the Company’s workforce will be reduced by about 11%.

Over the past few weeks, the Company has implemented expense reductions that will save approximately $13 million during the remainder of 2008. Once these savings are annualized, the Company will have reduced the cost of operating its stations by about $15 million. As a result of the personnel changes, the Company will incur an estimated $2.5 million of severance costs.

In addition to the initial savings, the Company has identified $4.5 million of additional savings that will be implemented in 2009 and 2010. These savings are primarily focused on purchases of outside services and do not involve significant staffing reductions.

Vincent Young, Chairman of Young Broadcasting Inc., stated, “This represents the second major initiative we have taken this year to re-launch the Company. In January we announced the hiring of Moelis & Company to sell KRON-TV in San Francisco. The expense savings program announced today significantly reduces the cash expenditures throughout our station group. In addition, we are pursuing other plans,” Mr. Young continued, “that we believe will lead to significant savings in corporate overhead and station operations beyond the amounts described above. These moves are not focused on personnel reductions, but target the outside services that the Company has previously purchased. We fully expect to continue to reduce our costs each quarter this year.”

Mr. Young noted that, “ These cost savings plans are the result of 18 months work by senior management and the general managers at all of our stations. Their thoughtful input has allowed us to balance the goal of serving the local communities’ specific needs with our goal to operate in the most efficient manner. I am very proud of our entire management team’s efforts to achieve this strategy. None of the changes we are making would be possible without the dedication of our employees who represent the best professionals in the broadcast industry.”

Commenting on the impact on the Company’s financing, James Morgan, Chief Financial Officer for Young Broadcasting remarked, “Historically, our Company has been most comfortable operating with a leverage ratio between 5.5 and 6.5 times. Our two strategic moves, the planned sale of KRON-TV and dramatically improving our productivity, puts us firmly on the road to returning to those levels.”

The Company’s new initiative also includes the following actions on a going forward basis:

•	Operate the stations on a zero to negative expense increase basis.

•	Re-allocate resources to focus on improving news reporting and news gathering functions important to local needs of the communities served.

•	Earmark capital investments of $5 million in 2008. These purchases are centered on the increased use of technology to more efficiently support operations.

•	Increase use of the video journalist approach to expanding news gathering capabilities and introduction of server based systems to efficiently produce newscasts.

•	Maintain a long-term view of its business that is not dependent on any short-term events (e.g., a single sweeps ratings period).

Mr. Young concluded, “These initiatives will allow the Company to continue to be among the most productive and highest quality television groups in the country. I am confident that we are well positioned for the future.”

About Young Broadcasting

Young Broadcasting owns ten television stations and the national television representation firm, Adam Young Inc.  Five stations are affiliated with the ABC Television Network (WKRN-TV — Nashville, TN, WTEN-TV — Albany, NY, WRIC-TV — Richmond, VA, WATE-TV — Knoxville, TN, and WBAY-TV — Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV — Lansing, MI, KLFY-TV — Lafayette, LA and KELO-TV — Sioux Falls, SD), one is affiliated with the NBC Television Network (KWQC-TV — Davenport, IA) and one is affiliated with MyNetwork TV (KRON-TV — San Francisco, CA).

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2006, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties. Such risks and uncertainties include, among other things, our ability to implement expense reductions, our success in realizing anticipated savings in Corporate Overhead and further efficiencies in station operations, the impact of changes in national and regional economies, pricing fluctuations in local and national advertising, volatility in programming costs, geopolitical factors and other factors included in our filings with the Securities & Exchange Commission. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to update or revise the forward-looking statements contained in this press release, except as otherwise required by applicable federal securities laws.

Contact: Vincent Young, Chairman, James Morgan, Chief Financial Officer — 212-754-7070 or

Don Ciaramella of The Lippin Group at 212-986-7080